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                                                                    EXHIBIT 4.4

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                           TRANSTEXAS GAS CORPORATION

                                       AND

                        TRANSAMERICAN ENERGY CORPORATION

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                FIRST AMENDMENT TO SECURITY AND PLEDGE AGREEMENT

                          Dated as of December 15, 1998

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                FIRST AMENDMENT TO SECURITY AND PLEDGE AGREEMENT

         This First Amendment to Security and Pledge Agreement (this "First Amendment") is made as of December 15, 1998, by and among TransTexas Gas Corporation, a Delaware corporation (the "Company"), and TransAmerican Energy Corporation (the "Lender").

         WHEREAS, the Lender and Firstar Bank of Minnesota, N.A., as Trustee, have entered into an Indenture dated June 13, 1997, as amended by a First Amendment thereto dated of even date herewith (the "Indenture"), pursuant to which Lender issued $475,000,000 aggregate principal amount of its 11 1/2% Senior Secured Notes due 2002 and $1,130,000,000 aggregate principal amount of its 13% Senior Secured Discount Notes due 2002 (collectively, the "Notes"); and

         WHEREAS, the Company and the Lender have entered into a Loan Agreement dated as of June 13, 1997, as amended by a First Amendment to Loan Agreement dated as of December 30, 1997, and as further amended by a Second Amendment to Loan Agreement of even date herewith (as so amended, the "TransTexas Intercompany Loan Agreement"), pursuant to which the Lender has loaned to TransTexas an aggregate of $450,000,000 out of the proceeds of the issuance of the Notes; and

         WHEREAS, the Company and the Lender have entered into a Security and Pledge Agreement dated as of June 13, 1997 (the "Security and Pledge Agreement"), pursuant to which the Company and the Lender secured the payment and performance of the obligations of the Company under the TransTexas Intercompany Loan Agreement; and

         WHEREAS, the Company and the Lender have agreed to an amendment to the Security and Pledge Agreement as hereinafter set forth (the "Proposed Amendment"); and

         WHEREAS, pursuant to Section 9.2 of the Indenture, the holders of not less than 66-2/3% in aggregate Value (as defined in the Indenture) of the Notes have consented to the Proposed Amendment to the Security and Pledge Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this First Amendment hereby agree as follows:


                                    ARTICLE I
                   AMENDMENT TO SECURITY AND PLEDGE AGREEMENT

         Section 1.01. Amended Definition. The following definition in Section
1.1 of the Security and Pledge Agreement is hereby amended to read in its entirety as follows:

                           "Equipment" shall mean and include all now owned or
                  hereafter acquired Vehicles, drilling rigs, workover rigs, fracture stimulation equipment, well site compressors, rolling stock and related equipment and other assets accounted for as equipment in its financial statements, all proceeds thereof, and all documents of title, books, records, ledger cards, files, correspondence and computer files, tapes, disks and related data processing software that at any time evidence or contain information


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                  relating to the foregoing; provided, however, that "Equipment"
                  shall not include any assets constituting part of a natural gas pipeline or the compression or dehydration equipment used in the operation of any such pipeline; provided further, however, notwithstanding the foregoing, "Equipment" shall include (x) production related facilities, (y) assets comprising amine plants and (z) equipment and related assets designed to dehydrate, compress, treat, separate, stabilize, store or otherwise process hydrocarbons, including, without limitation, the facilities at Winnie, Texas (including any real property associated with such facilities at Winnie, Texas).


                                   ARTICLE II
                                  MISCELLANEOUS

         Section 2.01. Ratification and Confirmation. As amended and modified by this First Amendment, the terms and provisions of the Security and Pledge Agreement are hereby ratified and confirmed and shall continue in full force and effect.

         Section 2.02. Reference to Security and Pledge Agreement. The Security and Pledge Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms of the Security and Pledge Agreement, are hereby amended so that any reference therein to the Security and Pledge Agreement shall mean a reference to the Security and Pledge Agreement as amended hereby.

         Section 2.03. Counterparts. This First Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

         Section 2.04. Headings. The headings, captions and arrangements used in this First Amendment are for convenience only and shall not affect the interpretation of this First Amendment.

         Section 2.05. Governing Law. THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW ss.ss. 5-1401 AND 5-1402 AND NEW YORK CIVIL PRACTICE LAW AND RULE 327.

         Section 2.06. Effectiveness of Amendments. This First Amendment is effective as of the date first above written. However, the provisions of the Security and Pledge Agreement amended or eliminated as provided in this First Amendment (the "Amended Provisions") shall remain operative in the form in which they exist in the Security and Pledge Agreement until the Transaction Closing Date (as defined in the Indenture), whereupon the Amended Provisions will be amended or eliminated as provided herein, effective immediately prior to the Transaction Closing Date.



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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date of first written above.


                                    TRANSAMERICAN ENERGY CORPORATION,
                                    as Lender


                                    By:
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                                    Name:    Ed Donahue
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                                    Title:   Vice President
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                                    TRANSTEXAS GAS CORPORATION


                                    By:
                                       ----------------------------------------
                                    Name:    Ed Donahue
                                         --------------------------------------
                                    Title:   Vice President
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